Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2006, relating to the financial statements of Vical Incorporated as of December 31, 2005, and for the years ended December 31, 2005 and 2004, appearing in the Annual Report on Form 10-K of Vical Incorporated for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 19, 2007